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                                                                   EXHIBIT 23.5


            CONSENT OF ALEX SHESHUNOFF & CO. INVESTMENT BANKING, LP


We hereby consent to the inclusion in the Registration Statement on Form S-4 of WesBanco, Inc. of our opinion, dated April 4, 2001 with respect to the merger between Freedom Bancshares, Inc. and WesBanco, Inc., and to our firm, respectively, included in this Registration Statement of WesBanco, Inc. and to the inclusion of such opinion as an appendix to the Registration Statement. By giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.



By:  /s/ ALEX SHESHUNOFF & CO. INVESTMENT BANKING, LP
    -------------------------------------------------


AUSTIN, TX
April 4, 2001